As filed with the Securities and                                                                                         Page 1 of 22 pages

Exchange Commission on September 8, 2000                                                                Reg. No. 0-22905

______________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Golden Phoenix Minerals, Inc.

(Exact name of Registrant as specified in its charter)

             Minnesota                                                                                               41-1878178

(State or other jurisdiction of                                                                               (IRS Employer

incorporation or organization)                                                                             Identification No.)

3595 Airway Drive, Reno, Nevada 89511

(Address of principal offices, including zip code)

Employee Stock Options

(Full Title of the Plan)

Charles Clayton

527 Marquette

Minneapolis, Minnesota 55402

(612) 338-3738

(Name and Address of agent for service)

(Telephone number, including area code for agent for service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [ X ]

CALCULATION OF REGISTRATION FEE

=================================================================

Title of Each                             Amount to be      Proposed Maximum       Proposed Maximum

Class of Securities                      Registered              Offering Price                 Aggregate                Amount of

to be Registered                                                      Per Share (1)               Offering Price (1)   of Registration Fee (1)

Common Stock

No par value                        1,000,000                  $.15                   $150,000             $100.00

Total                                                                                                                                                $100.00

==================================================

  Estimated solely for purposes of calculating registration fee pursuant to Rule 457 based upon the most recent bid price on OTC.

Form S-8 Registration Statement

For Employee Stock Options

_______________________________________

PART I.

Information Required in Section 10(a) Prospectus

This Registration Statement is filed with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of common stock, no par value, ("Common Stock") of the Registrant in connection with its Employee Stock Option Plan pursuant to written compensation agreements dated July 30, 1998 (the Plans).

A prospectus containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such prospectus is not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II.

Information Required in Registration Statement

Item 3 - Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

(a) The Registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 1999.

(b) The Registrant’s quarterly report on Form 10QSB for the quarter ended March 31, 2000.

(c) The Registrant’s quarterly report on Form 10-QSB for the quarter ended June 30, 2000.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of such fiscal year.

(e) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 - Description of Securities.

Not applicable.

Item 5 - Interests of Named Experts and Counsel.

Not applicable.

Item 6 - Indemnification of Officers and Directors.

The Minnesota Statutes, Section 302A.521, contains indemnification provisions which permits indemnification by a corporation of any officer, director and affiliated person who was or is a party, or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a member, director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as member, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted, or failed to act, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. All indemnification must be reported to the shareholders at the next annual meeting. In some instances a court must approve such indemnification.

Item 7 - Exemption From Registration Claimed.

Not applicable.

Item 8 - Exhibits.

Reference is made to the Exhibit Index which is included on page 21 of this Registration Statement following the Signature Page.

Item 9 - Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes to deliver or cause to be delivered with the prospectus to each consultant to whom the prospectus is sent or given a copy of the registrant’s annual report to stockholders for its last fiscal year, unless such consultant has received a copy of such report, in which case the registrant shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the consultant. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each consultant.

The undersigned registrant undertakes to transmit or cause to be transmitted to all consultants participating in the plan who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

PROSPECTUS

GOLDEN PHOENIX MINERALS, INC.

1,000,000 Shares of Common Stock

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus relates to 1,000,000 shares (the Shares) of common stock underlying options to purchase common stock of Golden Phoenix Minerals, Inc. (the Company). The options have been issued to employees (the Selling Shareholders). The Selling Shareholders will be offering the Shares for their own respective accounts, and the Company will not receive any part of the proceeds from the sales (see Selling Shareholders). This Prospectus identifies the Selling Shareholders with a current intent to sell, and other Selling Shareholders who hold Shares eligible for sale. Additional Selling Shareholders may be identified by prospectus supplements.

The Company has been advised by the Selling Shareholders that there are not any underwriting arrangements with respect to the sale of the Shares. The Shares will be sold from time to time in the over-the-counter market at then prevailing prices or at prices related to the then current market prices or in private transactions at negotiated prices, and brokerage fees may be paid by the Selling Shareholders in connection with any sale. The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and related fees and expenses. The Company will bear the cost of preparing and filing the Registration Statement and Prospectus and all filing fees and legal and accounting expenses in connection with registration under federal and state securities laws.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK (See Risk Factors)

The Date of this Prospectus is August 28, 2000

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with the Act files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and the Commission’s Regional offices at 75 Park Place, 14th Floor, New York, New York 100007; 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from such facilities and the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates.

This Prospectus, which constitutes part of a registration statement filed by the Company with the Commission under the Securities Act of 1934 omits certain of the information contained in the registration statement. Reference is hereby made to the registration statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered. Statements contained concerning the provisions of documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents are incorporated by reference into this Registration Statement, and are made a part hereof:

(a) The Registrant's annual report on Form 10-KSB, for the fiscal year ended December 31, 1999.

(b) [All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of such fiscal year].

(c) All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

THE COMPANY

Golden Phoenix Minerals, Inc. (the "Company") was formed in Minnesota on June 2, 1997 and has had limited operations. The Company is headquartered in Reno, Nevada.

The Company plans to produce economically valuable minerals from the mineral properties it currently controls, and from mineral properties that it will acquire in the future. The Company intends to concentrate its exploration efforts in the Western United States.

The Company's corporate directors and officers are comprised of two former senior management, geological exploration and development staff members from Santa Fe Pacific Gold Corp. (Santa Fe) and one senior exploration manager from Kennecott Exploration Co. (Rio Tinto). This experienced and diverse team has in excess of fifty-five years of major corporate mineral exploration, development, and gold production experience.

Golden Phoenix's key employees were actively involved in the exploration, discovery and development activities of Santa Fe, which was the sixth largest gold producer in North America before it was purchased in 1997 by Newmont Mining Company, North America's largest gold producer, for $2.2 billion. Santa Fe discovered and developed over 28 million ounces of gold reserves with annual production in excess of 800,000 ounces. Another of the Company’s key employees worked for Kennecott Exploration Company, which is part of Rio Tinto Ltd., the world’s largest mining company, as manager of Western US Exploration.

The Company provides joint venture opportunities to selected mining companies to conduct exploration or development on mineral properties the Company owns or controls. The Company and its joint venture partners will explore and develop selected properties to a stage of proven and probable reserves, at which time the Company will then decide whether to sell its interest in a property or take the property into production with its joint venture partner. By joint venturing its properties and thereby reducing its share of the costs for exploration of those properties, the Company can maintain, while continuing to acquire, an interest in a portfolio of gold and base metals properties in various stages of mineral exploration and development. This corporate strategy will minimize financial risk that the Company would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential of success and growth.

The Company believes that it has created the basis for a competitive minerals exploration company through assembling a unique group of individuals with experience in target generation and discovery, resource evaluation and mine development.

There are at least five sources of land for exploration by the Company: public lands, private fee lands, aboriginal tribal lands, unpatented mining claims, and patented mining claims. The primary sources for acquisition of these lands are the United States government, through the Bureau of Land Management and the U. S. Forest Service, through state governments, through tribal governments, and through individuals or entities who currently hold title to or lease government and private lands.

There are numerous levels of government regulation associated with the activities of exploration and mining companies. The only two types of permitting which the Company should have to be concerned with in the near future are "Notice of Intent" and "Plan of Operation." Both of these types of procedures will be necessary in the next twelve months. The Company has filed for one of these permits and has received approval of a notice at Contact. However, there is no guarantee that the regulatory agency will timely approve, if at all, the necessary permits for other operations. Further, it will be necessary to obtain or post a bond for the reclamation of the proposed surface disturbance.

The total cost and effects on the Company’s operations of the permitting and bonding process cannot be estimated at this time. The cost will vary for each project when they are initiated.

JOINT VENTURES

The following section describes several agreements that the Company entered into in order to gain an operating interest or provide an opportunity for another company to earn an interest in our properties.

Contact

Golden Phoenix Minerals has two agreements in place on the Contact property in northern Nevada. The Company acquired the right to earn a 60 percent interest in the Enexco patented mining claims through a combination of work commitments on the Contact property and payments to Enexco totaling US$2,913,000 over seven years. Golden Phoenix Minerals then has the option to acquire Enexco's 40 percent in the joint venture for an additional US$5 million for the first 20 percent and US$10 million for the remaining 20 percent. A 0.25 percent net smelter return royalty burdens the property. On July 10, 1998 Golden Phoenix Minerals signed a separate exploration license and purchase option (License/Option) for the Lewis portion of the Contact Project. The License/Option was acquired for an initial payment of US$15,000 and 100,000 shares of common stock. The License/Option requires Golden Phoenix Minerals to make monthly cash payments, which will total US$149,000, and to issue common shares with total cash value of US$2.2 million over the four and one-half year option term. The purchase price for the Contact property is US$3 million cash and US$1 million worth of Golden Phoenix Minerals common stock. The SF Lewis Trust will retain a 5 per cent production royalty on gold and silver and 4 percent on all other minerals. The production royalty may be purchased for an additional US$3 million cash and US$2 million worth of common stock. Golden Phoenix Minerals is obligated to expend US$250,000 on exploration during 1998 and US$1.4 million over the term of the agreement.

Borealis

The Company had signed an acquisition agreement ("Welsh Agreement") with J. D. Welsh & Associates ("Welsh") to acquire 100 percent of Welsh's lease-hold interest in the Borealis mine project in Mineral County, Nevada. Prior to terminating the Welsh Agreement, the Company paid Welsh cash and stock valued at US$1,187,000 and was vested with a 65 percent ownership in the Borealis Mine project. The Company and Welsh signed a joint venture agreement with Cambior Exploration USA, Inc. in 1997. Cambior was to earn a 70 percent interest in the project by spending US$7million over the next 7 years. Cambior completed their first years drilling commitment, and then because of company budget reductions, they decided to terminate their interest on December 31, 1998. The Company then signed a simple joint venture agreement with J. D. Welsh & Associates on December 31, 1999, which increased leasehold ownership of the project to 68% and further outlined operating relationships between the parties.

Cirque

In April 1998 the Company signed a Joint Venture Letter of Intent with Camnor Resources Ltd. to acquire up to 100 percent of seven exploration properties controlled by the Company in the Bonnifield District located approximately 55 miles south of Fairbanks, Alaska.. At the end of the 1998 Alaska field season, Camnor decided to terminate their interests in five of the seven properties, while retaining Cirque and Glory Creek. Further, in a side agreement made with Great American Minerals and Exploration, the rights to the Cirque property would be retained by Golden Phoenix and Glory Creek would be retained by Great American. The Cirque joint venture with option to purchase agreement with Camnor Resources requires Camnor to pay Golden Phoenix Minerals a total of $107,000 and 200,000 Camnor shares, and complete a $625,000 work commitment for a 70 percent interest over four years. Camnor’s next payment date was scheduled for April 21, 2000 when they will pay the Company $25,000 in cash, 50,000 shares, and commit to $200,000 of work. However, on March 20, 2000, they gave notice that they were terminating the joint venture agreement and returning the property to Golden Phoenix Minerals.

FUNDING

The Company plans to finance its operations through private placement memorandums (PPM) and the exercising of common stock options controlled by key directors of the Company. The Company is currently offering a convertible debt Private Placement to raise approximately $1.3 million. The total amount to be raised may change, based on varying conversion prices set from time to time during the offering period. The offering is a 5-year note, paying 12% per annum interest on a minimum investment of $10,000. The Company may call the notes at any time prior to maturity. In that event, the note holders have thirty days to decide whether to accept cash payment or convert the note to common stock. Principal and interest on the note can be converted into shares at any time during the five year note period, at the option of the note holders. The conversion price was $0.20 per share for the first $405,000 received in January 2000 and is currently set at $0.30 per share. The Company will also offset some of its cost by joint-venturing its properties with other mining groups for exploration and development while paying fees to Golden Phoenix Minerals, Inc. for the right to certain interest in the property.

COMPETITION

Over the last five years imposition of claim rental policies by the United States Government and the general exodus of major gold corporations from the U.S. to pursue mineral exploration in foreign countries has allowed large areas of very prospective mineral ground to become open for location and acquisition. Due to the continued decline in the gold price, the number of companies aggressively acquiring claims and properties has declined during 1998. Gold prices leveled off and rebounded slightly in 1999, resulting in a small increase in claim activity during 1999.

SEASONAL EFFECTS

The Company has positioned itself to handle any seasonal aspect of the exploration business by locating properties in differing climatic zones, thus allowing fieldwork on a near year-round basis. Problems of access and inclement weather will be minimized through strategic planning of fieldwork.

CAPITAL EQUIPMENT

The only capital equipment the Company plans to purchase or lease in the next twelve months will be two field vehicles. The field vehicles will be for staff professionals only. All contractors will provide their own vehicles.

STAFFING

The Company has reduced its staffing level to the two key professionals described in Item 9 below. The Company does not anticipate adding any further permanent staff in the next twelve months of operation. The Company will employ independent contractors to fulfill short-term needs and obligations.

ENVIRONMENTAL CONTROLS

The Company is required to comply with numerous environmental laws and regulations imposed by federal and state authorities. At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the RCRA, CERCLA and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including gold ore mining and processing. In 1997, the BLM amended its surface management regulations to require bonding of all hardrock and exploration operations greater than casual use. Until the EPA formally proposes the new regulatory program, there is not a sufficient basis on which to predict the potential impacts of such regulations on the Company.

Many states, including the State of Nevada (where a majority of the Company’s properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations. Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to insure that the reclamation plan is implemented upon completion of mining operations. Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.

The Company’s compliance with federal and state environmental laws may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in the Company’s intended exploration, development and production activities. Further, new or different environmental standards imposed by governmental authorities in the future could adversely affect the Company’s business activities.

PROPOSED LEGISLATION AFFECTING THE MINING INDUSTRY

During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law") which governs mining claims and related activities on federal lands. In 1992, a holding fee of US$100 per claim was imposed upon unpatented mining claims located on federal lands. Beginning in October 1994, a moratorium on processing of new patent applications was approved. In addition, a variety of legislation is now pending before the United States Congress to amend further the General Mining Law. The proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements. The royalty proposal ranges from a two percent royalty on "net profits" from mining claims to an eight percent royalty on modified gross income/net smelter returns. The extent of any such changes that may be enacted is not presently known, and the potential impact on the Company as a result of future congressional action is difficult to predict. If enacted, the proposed legislation could adversely affect the economics of development of operating mines on the federal unpatented mining claims held by the Company because many of the Company’s properties consist of unpatented mining claims on federal lands. The Company’s financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation.

UNCERTAINTY OF DEVELOPMENT AND PROPERTY ECONOMICS

Exploration for and production of minerals is highly speculative and involves greater risks than are inherent in many other industries. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Also, because of the uncertainties in determining metallurgical amenability of any minerals discovered, the mere discovery of mineralization may not warrant the mining of the minerals on the basis of available technology.

The Company's decision as to whether any of the mineral development properties it now holds or which it may acquire in the future contain commercially mineable deposits, and whether such properties should be brought into production, depends upon the results of its exploration programs and/or feasibility analyses and the recommendations of engineers and geologists. The decision will involve the consideration and evaluation of a number of significant factors, including, but not limited to, the: (i) receipt of government permits; (ii) costs of bringing the property into production, including exploration and development work, preparation of feasibility studies and construction of production facilities; (iii) availability and costs of financing; (iv) ongoing costs of production; (v) market prices for the metals to be produced; and (vi) estimates of reserves or mineralization. No assurance can be given that any of the development properties the Company owns, leases or acquires contain (or will contain) commercially mineable mineral deposits, and no assurance can be given that the Company will ever generate a positive cash flow from production operations on such properties.

UNCERTAINTY OF TITLE

A majority of the Company's properties consist of unpatented mining claims, which the Company owns or leases. These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law. Under this law, if a claimant complies with the statute and the regulations for the location of a mining claim or mill site claim, the claimant obtains a valid possessory right to the land or the minerals contained therein. To preserve an otherwise valid claim, the claimant must also make certain additional filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay an annual holding fee of $100 per claim. If a claimant fails to make the annual holding payment or make the required filings, the mining claim is void or voidable.

Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests. It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim. The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and mining claims may be challenged by rival mining claimants and the United States. Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit. The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim's validity is challenged. It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged.

Title to unpatented claims and other mining properties in the western United States typically involves certain other inherent risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations. No generally applicable title insurance is available for mining. As a result, some of the titles to the Company's properties may be subject to challenge.

MINING RISKS AND INSURANCE

The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents. Although the Company currently maintains insurance within ranges of coverage consistent with industry practice to ameliorate some of these risks, no assurance can be given that such insurance will continue to be available at economically feasible rates, or that the Company's insurance is adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Insurance against environmental risks is not generally available to the Company or to other companies in the mining industry.

UNKNOWN ENVIRONMENTAL LIABILITIES FOR PAST ACTIVITIES

Mining operations involve a potential risk of releases to soil, surface water and groundwater of metals, chemicals, fuels, liquids having acidic properties and other contaminants. In recent years, regulatory requirements and improved technology have significantly reduced those risks. However, those risks have not been eliminated, and the risk of environmental contamination from present and past mining activities exists for mining companies. Companies may be liable for environmental contamination and natural resource damages relating to properties, which they currently own or operate or at which environmental contamination occurred while or before they owned or operated the properties. However, no assurance can be given that potential liabilities for such contamination or damages caused by past activities at these properties do not exist.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on the services of certain key executives, including Michael R. Fitzsimonds, President and Chairman of the Board of Directors; and Steven D. Craig Vice President and Director. The loss of any of these individuals could have a material adverse effect on the Company's business and operations. The Company currently does not have key person insurance on these individuals.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

The Company periodically considers the acquisition of mining claims, properties and businesses. In connection with any such future acquisitions, the Company may incur indebtedness or issue equity securities, resulting in dilution of the percentage ownership of existing stockholders. The Company intends to seek stockholder approval for any such acquisitions only to the extent required by applicable law, regulations or stock market listing rules.

THE SECURITIES REGISTERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH AMOUNT OF RISK, AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE HIGH RISK ASSOCIATED WITH THESE SECURITIES.

Prospective investors should, prior to making an investment, carefully consider the following risk factors with respect to the Company and this offering.

OTHER RISK FACTORS

(1) Competition. The business in which the Company is engaged is highly competitive and many of the Company's competitors have substantially greater resources and experience than the Company.

(2) No Dividends. The Company has never paid a dividend on its Common Stock, and does not intend to pay dividends in the foreseeable future. It currently intends to retain substantially all future earnings for use in its business.

(3) Lack of Operating History and Possibility of Operating Losses. The Company may incur operating losses and no assurance can be given as to the ultimate success or failure of the Company or as to the return, if any, that investors will receive on their investments. Operating losses could be substantial, in which event investors could sustain a total loss of their investment.

                    (4)   Market Acceptance. The Company's ability to successfully market its products will depend  upon its                        acceptance by the community. There can be no assurance that the Company will  be able to achieve commercial                        acceptance of its mining business.

(5) Broker-Dealer Sales of Company's Registered Securities. The Company's common stock is deemed a "Penny Stock" since the Gross assets are less than $4,000,000 and the net assets are less than $2,000,000. Therefore the SEC imposes additional sales requirements on Broker-Dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worths in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with a spouse). In these transactions, the Broker-Dealer must make a suitability determination and obtain the purchaser's written agreement to the transaction prior to the sale. Consequently, the rules may make it more difficult for the Brokers to sell the securities or for shareholders to sell in a secondary market.

THIS LIST OF RISK FACTORS MAY NOT BE COMPREHENSIVE. EACH INVESTOR IS CAUTIONED AND ADVISED TO MAKE HIS OWN INQUIRIES AND ANALYSIS WITH RESPECT TO THE CURRENT AND PROPOSED BUSINESS OF THE COMPANY.

MANAGEMENT

Name	Age	Position
Michael R. Fitzsimonds	44	President, Director
Steven D. Craig	52	Vice President, Corporate Secretary, Director
Allan J. Marter	52	Director
David A. Caldwell	39	Director

All officers and directors have served in the stated capacities since the inception of the Company, with the exceptions of Mr. Craig, who became secretary and a director in September 1998, and Mr. Marter, who became a director in February 1998. For directors, the term of office is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

Narrative Information Concerning the Directors and Executive Officers

Michael R. Fitzsimonds – President, Director

Mr. Fitzsimonds is the President and a Director of the Company. He is an experienced geological engineer with over 21 years of mining industry work. Previously, he was with Santa Fe Pacific Gold Corporation for 10 years with responsibilities for all of Santa Fe’s initial resource evaluations and due diligence work of all mine operations and acquisition projects worldwide. Overall, he has experience in the minerals industry with project development ranging from grass roots exploration, project development and mine startup. Mr. Fitzsimonds’ current responsibilities with Golden Phoenix include handling all administrative aspects of the company, which include SEC liaison, corporate finance, human relations, as well as directing the current predevelopment work including all resource evaluations, and assisting in exploration evaluations.

Steven D. Craig – Vice President, Secretary and Director

Mr. Craig is Vice President, Corporate Secretary and Director. Mr. Craig is an experienced economic geologist with 25 years of diversified exploration work. He previously spent 23 years of his career with Kennecott Exploration Company and their affiliates including Bear Creek Mining Co., BP Minerals America, and RTZ Ltd. His experience was mostly gained in the western United States as both an exploration geologist and manager of a successful gold exploration team based in Reno. He also has international experience in such places as Papua New Guinea, South America, and Mexico. He previously served as an officer and trustee with the Northwest Mining Association and as President of the Geological Society of Nevada. Mr. Craig’s current responsibilities with Golden Phoenix include directing all exploration aspects of the Company's projects and assisting the President with administrative duties as required.

Allen J. Marter – Director

Mr. Marter is a Director and is Chief Financial Officer for Golden Star Resources in Denver, Colorado. Previously, he was a financial advisor in the mining industry and Principal of Waiata Resources of Littleton, Colorado. He has over 20 years experience in the mining industry and previously served as chief financial officer for several junior exploration and mining companies in Denver and Vancouver. He has been active in mining industry activities and in 1993 was President of the Northwest Mining Association. He is also a director of Minera Andes Inc. and Addwest Minerals International, Limited. Mr. Marter is responsible as an outside director to ensure that the company achieves success by proper utilization of its resources.

David A. Caldwell – Director

Mr. Caldwell is a Director with professional experience as a geologist and geophysicist. He has more than 12 years experience in the minerals exploration industry with work in sulfur, base metal and gold exploration and development. He previously had roles in project management and development at Santa Fe Pacific Gold Corporation and Gold Fields Mining Company. He is currently an Officer and Director with Nevada Pacific Gold (US), Inc. in Elko, Nevada. Mr. Caldwell is responsible as an outside director to ensure that the company achieves success by proper utilization of its resources.

The directors of the Company are elected annually by the shareholders for a term of one year or until their successors are elected and qualified. The officers serve at the pleasure of the Board of Directors.

USE OF PROCEEDS

The Shares will be offered by the Selling Shareholders for their own respective accounts and the Company will not receive any part of the proceeds from the sale. The principal reason for this offering is to allow the Selling Shareholders to offer their Shares pursuant to an effective registration statement as required in certain agreements between the Company and the Selling Shareholders.

SELLING SHAREHOLDERS

The following table sets forth for each of the Selling Shareholders such person’s ownership of shares at May 10, 2000, the number of shares being offered by each person and each person’s ownership by number of shares and by percent of total outstanding shares before and after giving effect to the sale of all Shares offered.

                                                                 Number of      Percentage of               Percentage after

Name                                                Shares owned      Shares owned                   offering

Neil Rand                                                    300,000                       0%                           1%

Susan Charest                                           100,000                       0%                           1%

Anne Charest                                           100,000                       0%                           1%

Felice Padnos                                           500,000                       3%                        4.7%

PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

The Shares may be sold in one or more of the following ways:

(a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and

(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

Upon the Company being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution, or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer, (ii) the number of shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer when applicable, (v) that such broker-dealer did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

The Selling Shareholders will be subject to anti-fraud and anti-market manipulation rules under the Securities Exchange Act of 1934 in connection with this offering. Rules 10b-2, 10b-6 and 10b-7, among others, effectively prohibit the Selling Shareholders from purchasing the Company’s common stock while the Shares are being offered pursuant to this Prospectus.

The Company has agreed to indemnify the Selling Shareholders and underwriters acting of their behalf against certain liabilities under the Act for material misrepresentations or omissions contained in this Prospectus.

The laws of certain states may require that sales of the Shares offered be conducted solely through brokers or dealers registered in those states.

DESCRIPTION OF SECURITIES

The company has authorized 200,000,000 shares of stock, no par value, 150,000,000 shares have been designated as common shares, and the remaining 50,000,000 shares are preferred shares. Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Such voting rights are noncumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors. There are no preemptive rights or other rights of subscription.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

The preferred shares are convertible into 10 common shares at a price of $.10 per share for a period of 10 years. The preferred shares have no voting power, unless converted into common shares. There are no other preferences.

LEGAL MATTERS

Legal matters in connection with this offering of Common Shares will be passed upon for the Company by Charles Clayton, Attorney at Law, Minneapolis, Minnesota.

EXPERTS

The audited financial statements of the Company included in this prospectus have been examined by the accounting firm of Albright, Persing & Associates, Ltd. as set forth in its report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on August 28, 2000.

_____/s/MICHAEL R. FITZSIMONDS

Michael R. Fitzsimonds, Chief Executive Officer & Director

_____/s/STEVEN CRAIG

Steven Craig, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each Officer and Director may execute a separate signature page and when all of the separate pages are put together, they shall be construed as one signature page as if all of the Officers and Directors had signed on one page.

Dated: August 28, 2000

_____/s/MICHAEL R. FITZSIMONDS

Michael R. Fitzsimonds, Chief Executive Officer & Director

_____/s/ALLAN J. MARTER

Allan J. Marter, Director

_____/s/DAVID A. CALDWELL

David A. Caldwell, Director

_____/s/STEVEN CRAIG
Steven Craig, Secretary & Director

NO SEAL:

EXHIBIT INDEX

Exhibit numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-B.

Exhibit No.                 Description                                 Sequential Page No.

5.1                                Opinion Letter                                                 21

23.1                                 Independent auditors’ consent                        22

EXHIBIT 5.1

August 28, 2000

Golden Phoenix Minerals, Inc.

3595 Airway Drive

Reno, Nevada

Gentlemen:

I have acted as counsel for the company in connection with the preparation of the Registration Statement, and, based on this, I am of the opinion that:

  The company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with corporate authority to conduct the business in which it is now engaged, and as described in the Registration Statement.
  The shares have been duly authorized, and, when issued and delivered against payment, will be validly issued, fully paid and nonassessable and free from preemptive rights, will be without cumulative voting rights and will conform to the description in the Prospectus.
  There is not pending, or to the knowledge of counsel, threatened, any action, suit, or proceeding before or by any court of governmental agency or body to which the company is a party, or to which any property of the company is subject, and which, in the opinion of counsel, could result in a material adverse change in the business, business prospects, financial position or results of operations, present or prospective, of the company or of its properties or assets.

I consent that this opinion be filed as an exhibit to the registration statement, and to the use of my name in the registration statement under the caption "Legal Matters".

                                                                                     Cordially,

                                                                                     /S/ Charles Clayton

                                                                                     Charles Clayton

EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the Registration Statement of Golden Phoenix Minerals, Inc. on Form S-8 of our report dated March 20, 2000 on the consolidated balance sheets of Golden Phoenix Minerals, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders’ deficit and cash flows for the years then ended.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ ALBRIGHT, PERSING & ASSOCIATES, LTD.

ALBRIGHT, PERSING & ASSOCIATES, LTD.

Reno, Nevada

August 28, 2000